Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Nanobiotix S.A.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, €0.03 nominal value per share, reserved for future issuance upon settlement of free shares (attributions gratuites d’actions or “AGA”) under the 2023 Free Share Plan	Other	1,200,000	$5.20	(3)	$6,240,000	$110.20 per $1,000,000	$687.65
Total Offering Amounts						$6,240,000		$687.65
Total Fee Offsets								—
Net Fee Due								$687.65

(1)
These shares may be represented by American Depositary Shares, or ADSs, of Nanobiotix S.A. (the “Registrant”). Each ADS represents one ordinary share of the Registrant. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-250880).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under the plan identified on the cover of this Registration Statement by reason of any share dividend, share split, share combination, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the price of $5.20 per ADS, which was the average of the high and low prices of the ADSs as reported on Nasdaq Global Select Market for June 20, 2023.